Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS
THOUSAND OAKS, Calif. — October 28, 2010 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Sales increased 3.4%, with 10.2% sales growth in the Electronics and Communications Segment

•	Earnings per share of $0.82 in Q3 2010 included $0.08 of tax credits offset by $0.05 of acquisition-related costs. Earnings per share of $0.96 in Q3 2009 included $0.25 of tax credits

•	Acquired Intelek plc, expanding presence in commercial satellite communications and commercial aerospace markets

•	Acquired maker of autonomous underwater vehicles (AUVs)

•	Raising full year 2010 outlook
Teledyne Technologies today reported third quarter 2010 sales of $443.9 million, compared with sales of $429.4 million for the same period of 2009. Net income for the third quarter of 2010 was $30.3 million ($0.82 per diluted share), compared with net income of $35.1 million ($0.96 per diluted share) for the third quarter of 2009. The third quarters of 2010 and 2009 include tax credits of $2.9 million and $9.3 million, respectively. The third quarter of 2010 also includes after-tax charges of $1.8 million for acquisition-related costs.
“Sales growth in the majority of our commercial businesses accelerated during the third quarter,” said Robert Mehrabian, chairman, president and chief executive officer. “Furthermore, quarterly orders exceeded sales and total funded backlog was just shy of record levels prior to the global financial crisis. Despite $1.8 million in after-tax acquisition-related charges, operating margin increased 39 basis points from last year and was the highest thus far in 2010. In July, we completed the acquisition of Intelek plc, expanding our capabilities in microwave systems, especially for commercial customers. We also recently completed the acquisition of Hafmynd ehf, the designer and manufacturer of the Gavia™ autonomous underwater vehicle. From sophisticated marine sensors through complete autonomous subsea vehicles, Teledyne now possesses one of the most comprehensive product portfolios for numerous subsea energy exploration and production, scientific research and defense applications.”

Review of Operations (Comparisons are with the third quarter of 2009, unless noted otherwise).
Electronics and Communications
The Electronics and Communications segment’s third quarter 2010 sales were $325.2 million, compared with $295.2 million, an increase of 10.2%. Third quarter 2010 operating profit was $43.3 million, compared with operating profit of $39.7 million, an increase of 9.1%.
The third quarter 2010 sales change resulted primarily from higher sales of electronic instrumentation and defense electronics. Sales of other commercial electronics also increased slightly. Sales of electronic instrumentation primarily reflected higher sales of marine and environmental instrumentation products. The revenue growth in defense electronics was driven by acquisitions made in 2010. Sales of defense electronics included $8.5 million in sales from recent acquisitions, including the Paradise Datacom and Labtech divisions of Intelek plc (“Intelek”) and Optimum Optical Systems, Inc. Sales of other commercial electronics primarily reflected higher sales for relay products, partially offset by reduced sales from product lines which the company is exiting, such as commercial electronic manufacturing services and telecommunication subsystems. The increase in operating profit reflected the impact of higher sales and lower pension expense, partially offset by $3.0 million in pretax acquisition-related costs. Operating profit included pension expense of $0.8 million in the third quarter of 2010, compared with $2.3 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in each of the third quarters of 2010 and 2009.
Engineered Systems
The Engineered Systems segment’s third quarter 2010 sales were $66.9 million, compared with $82.0 million, a decrease of 18.4%. Operating profit was $7.5 million for the third quarter of 2010, compared with operating profit of $6.8 million, an increase of 10.3%.
The third quarter 2010 sales decrease primarily reflected lower sales of missile defense programs, primarily the Ground-based Midcourse Defense engineering services as well as gas centrifuge service modules, partially offset by $2.8 million in sales from the acquisition of the CML division of Intelek. Operating profit in the third quarter of 2010 reflected the impact of lower sales, partially offset by lower pension expense. Operating profit included pension expense of $0.4 million in the third quarter of 2010, compared with $2.8 million. Pension expense allocated to contracts pursuant to CAS was $1.7 million in the third quarter of 2010, compared with $2.4 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s third quarter 2010 sales were $34.1 million, compared with $30.5 million, an increase of 11.8%. Operating profit was $1.0 million for the third quarter of 2010, compared with operating profit of $1.2 million, a decrease of 16.7%.
Third quarter 2010 sales primarily reflected higher sales of engines for new OEM aircraft. Operating profit in 2010 included higher LIFO income of $0.9 million. Operating profit in 2009 included $1.3 million from the reduction in certain insurance reserves.

Energy and Power Systems
The Energy and Power Systems segment’s third quarter 2010 sales were $17.7 million, compared with $21.7 million, a decrease of 18.4%. Operating profit was $1.6 million for the third quarter of 2010, compared with operating profit of $2.3 million, a decrease of 30.4%.
Third quarter 2010 sales primarily reflected lower sales related to the Joint Air-to-Surface Standoff Missile (“JASSM”) turbine engine program, partially offset by higher battery product sales. Operating profit reflected the impact of lower sales and higher LIFO expense of $0.3 million.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $23.7 million for the third quarter of 2010, compared with $46.9 million. The lower cash provided by operating activities was primarily due to increased working capital requirements, including higher deferred accounts receivable. In each of the third quarters of 2010 and 2009, the company made a $37.0 million pretax pension contribution. Free cash flow (cash from operating activities less capital expenditures) was $16.8 million for the third quarter of 2010, compared with $37.6 million and reflected lower cash provided by operating activities, partially offset by lower capital expenditures in 2010. At October 3, 2010, total debt was $269.1 million, which included the issuance of $250.0 million in senior notes, $1.0 million drawn on available credit lines and $18.1 million in capital lease obligations. Cash and cash equivalents were $27.1 million at October 3, 2010. The company received $0.7 million from the exercise of employee stock options in the third quarter of 2010, compared with $0.3 million. In the third quarter of 2010, Teledyne completed the acquisition of all the remaining stock of Intelek for $35.7 million in cash. Also, in the third quarter of 2010, Teledyne completed the acquisition of Hafmynd ehf for $10.2 million, net of cash acquired. Capital expenditures for the third quarter of 2010 were $6.9 million, compared with $9.3 million. Depreciation and amortization expense for the third quarter of 2010 was $12.6 million, compared with $10.2 million.
Free Cash Flow(a)

	Third	Third
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2010	2009
Cash provided by operating activities	$23.7	$46.9
Capital expenditures for property, plant and equipment	(6.9)	(9.3)

Free cash flow	16.8	37.6
Domestic pension contributions, net of tax (b)	22.5	22.5

Adjusted free cash flow	$39.3	$60.1

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

(b)	All domestic pension contributions were voluntary.

Pension
Pension expense was $1.3 million for the third quarter of 2010 compared with $5.7 million. Pension expense allocated to contracts pursuant to CAS was $2.4 million for the third quarter of 2010 compared with $3.1 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government. The decrease in 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made since 2007. These amounts do not include approximately $0.1 million in pension expense for the third quarter of 2010 related to the foreign pension plan acquired in connection with the Intelek acquisition.
Income Taxes
The effective tax rate for the third quarter of 2010 was 32.9% compared with 17.3%. The third quarters of 2010 and 2009 included tax credits of $2.9 million and $9.3 million, respectively. Excluding the tax credits, the effective tax rates for the third quarters of 2010 and 2009, would have been 39.3% and 39.1%, respectively.
Stock Option Compensation Expense
For the third quarter of 2010, the company recorded a total of $1.2 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.8 million was recorded in the operating segment results. For the third quarter of 2009, the company recorded a total of $1.3 million in stock option expense, of which $0.4 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $1.4 million for the third quarter of 2010, compared with $1.1 million, and primarily reflected higher outstanding debt levels. Minority interest reflected the minority ownership interests in Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2010 earnings per diluted share will be in the range of approximately $0.78 to $0.81. The full year 2010 earnings per diluted share outlook is expected to be in the range of approximately $3.06 to $3.09, an increase from the prior outlook of $2.95 to $3.00. The company’s estimated effective tax rate for 2010 is expected to be 38.5% excluding the impact of income tax credits in the first, second and third quarters.
The full year 2010 earnings outlook includes approximately $5.2 million in pension expense, or $4.4 million in net pension income after recovery of allowable pension costs from our CAS covered government contracts. Full year 2009 earnings included $22.5 million in pension expense, or $10.1 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in full year 2010 pension expense reflects higher investment returns in 2009 and the impact of pension contributions made since 2007. These amounts do not include approximately $0.2 million in pension expense for 2010 related to the pension plan acquired in connection with the Intelek acquisition.
Our Engineered Systems segment manufactures gas centrifuge service modules for Fluor Enterprises, Inc., acting as agent for USEC Inc., used in the American Centrifuge Plant. We continue to anticipate reduced sales of gas centrifuge service modules in 2010 due to a suspension of work notice received on August 13, 2009, caused by the U.S. Department of Energy’s delayed decision regarding USEC’s application for a loan guarantee to complete construction of the American Centrifuge Plant. In May 2010, USEC announced that Toshiba and Babcock and Wilcox signed definitive agreements to provide co-investments of $100 million each in the American

Centrifuge Plant payable in three installments. In late July 2010, USEC updated its application to the Department of Energy, which triggered the initial investment of $75 million from Toshiba and Babcock and Wilcox. In anticipation of a favorable adjudication of its loan application and in light of the investment from the new partners, USEC began remobilization of the project in early September 2010. As a consequence, we anticipate additional sales in the fourth quarter of this year. Should the loan guarantee be ultimately approved, this could result in additional revenue in 2011. In addition, given reduced program funding, as well as changes to contracting policy by the U.S. Government relating to organizational conflicts of interest, we expect reduced sales of missile defense engineering services in 2010. Finally, we anticipate reduced sales to NASA in the fourth quarter of 2010 due to government funding reductions in certain programs.
The company’s $590.0 million credit facility terminates in July 2011, and the company is planning to refinance such credit facility prior to its scheduled maturity. On September 15, 2010, the company issued $250.0 million in aggregate principal amount of private placement Senior Notes. The Notes consist of $75 million of 4.04% Senior Notes due September 15, 2015, $100.0 million of 4.74% Senior Notes due September 15, 2017, and $75.0 million of 5.30% Senior Notes due September 15, 2020. The interest rates for the notes were determined on April 14, 2010. The company used the proceeds of the private placement Senior Notes to pay down amounts outstanding under the company’s existing credit facility. Interest expense is expected to be higher in the fourth quarter of 2010 and total year 2011 relative to prior period amounts due to the higher interest rates on the $250.0 million Senior Notes.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, interest expense, credit facility renewal, taxes, American Centrifuge Plant remobilization, and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results: including disruptions in the global economy; insurance and credit markets; changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; continued liquidity of our suppliers and customers (including commercial aviation customers); and availability of credit to our suppliers and customers; and a potential decrease in offshore oil production and exploration activity due to April 2010 oil spill in the Gulf of Mexico. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and certain NASA programs.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2009 Annual Report on Form 10-K and its 2010 first quarter and second quarter Forms 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, October 28, 2010. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, October 28, 2010.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
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TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
OCTOBER 3, 2010 AND SEPTEMBER 27, 2009
(Unaudited — In millions, except per share amounts)

	Third	Third	Nine	Nine
	Quarter	Quarter	Months	Months
	2010	2009	2010	2009
Net sales	$443.9	$429.4	$1,325.6	$1,310.8
Costs and expenses:
Costs of sales	307.6	304.2	929.7	931.8
Selling, general and administrative expenses	89.4	81.5	263.4	256.3

Total costs and expenses	397.0	385.7	1,193.1	1,188.1
Income before other income and (expense) and taxes	46.9	43.7	132.5	122.7
Other income (expense), net	(0.3)	—	0.9	(0.2)
Interest expense, net	(1.4)	(1.1)	(3.1)	(3.7)

Income before income taxes	45.2	42.6	130.3	118.8
Provision for income taxes (a)	14.8	7.4	46.3	37.2

Net income before minority interest	30.4	35.2	84.0	81.6
Less: net income attributable to minority interest	(0.1)	(0.1)	(0.1)	(0.5)

Net income attributable to Teledyne Technologies	$30.3	$35.1	$83.9	$81.1

Diluted earnings per common share	$0.82	$0.96	$2.28	$2.22

Weighted average diluted common shares outstanding	36.8	36.6	36.8	36.5

(a)	The first nine months of 2010 includes tax credits of $2.9 million recorded in the third quarter and tax credits of $0.6 million in the first half of 2010. The first nine months of 2009 includes tax credits of $9.3 million recorded in the third quarter and additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
OCTOBER 3, 2010 AND SEPTEMBER 27, 2009
(Unaudited — In millions)

	Third	Third		Nine	Nine
	Quarter	Quarter	%	Months	Months	%
	2010	2009	Change	2010	2009	Change
Net sales:
Electronics and Communications	$325.2	$295.2	10.2%	$959.4	$910.3	5.4%
Engineered Systems	66.9	82.0	(18.4)%	212.6	260.5	(18.4)%
Aerospace Engines and Components	34.1	30.5	11.8%	102.9	86.2	19.4%
Energy and Power Systems	17.7	21.7	(18.4)%	50.7	53.8	(5.8)%

Total net sales	$443.9	$429.4	3.4%	$1,325.6	$1,310.8	1.1%

Operating profit (loss) and other segment income:
Electronics and Communications	$43.3	$39.7	9.1%	$125.0	$117.9	6.0%
Engineered Systems	7.5	6.8	10.3%	22.2	23.6	(5.9)%
Aerospace Engines and Components	1.0	1.2	(16.7)%	2.6	(2.4)	*
Energy and Power Systems	1.6	2.3	(30.4)%	3.0	2.6	15.4%

Segment operating profit and other segment income	$53.4	$50.0	6.8%	$152.8	$141.7	7.8%
Corporate expense	(6.5)	(6.3)	3.2%	(20.3)	(19.0)	6.8%
Other income (expense), net	(0.3)	—	*	0.9	(0.2)	*
Interest expense, net	(1.4)	(1.1)	27.3%	(3.1)	(3.7)	(16.2)%

Income before income taxes	45.2	42.6	6.1%	130.3	118.8	9.7%
Provision for income taxes (a)	14.8	7.4	100.0%	46.3	37.2	24.5%

Net income before minority interest	30.4	35.2	(13.6)%	84.0	81.6	2.9%
Less: Net income attributable to minority interest	(0.1)	(0.1)	—%	(0.1)	(0.5)	(80.0)%

Net income attributable to Teledyne Technologies	$30.3	$35.1	(13.7)%	$83.9	$81.1	3.5%

(a)	The first nine months of 2010 includes tax credits of $2.9 million recorded in the third quarter and tax credits of $0.6 million in the first half of 2010. The first nine months of 2009 includes tax credits of $9.3 million recorded in the third quarter and additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
OCTOBER 3, 2010 AND JANUARY 3, 2010
(Current period unaudited — In millions)

	October 3,	January 3,
	2010	2010
ASSETS
Cash and cash equivalents	$27.1	$26.1
Accounts receivable, net	277.5	245.8
Inventories, net	208.5	189.6
Deferred income taxes, net	35.5	37.4
Prepaid expenses and other assets	18.7	32.8

Total current assets	567.3	531.7

Property, plant and equipment, net	215.4	206.6
Deferred income taxes, net	27.8	29.9
Goodwill and acquired intangible assets, net	667.3	612.0
Other assets, net	50.0	41.3

Total assets	$1,527.8	$1,421.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$122.5	$103.8
Accrued liabilities	173.0	176.8
Current portion of long-term debt and capital leases	3.1	0.5

Total current liabilities	298.6	281.1

Long-term debt and capital lease obligations	266.0	251.6
Other long-term liabilities	203.8	221.4

Total liabilities	768.4	754.1
Total stockholders’ equity	759.4	667.4

Total liabilities and stockholders’ equity	$1,527.8	$1,421.5